Exhibit 10.3

AMENDMENT OF AWARDS

WHEREAS, Kaleyra, Inc. (the “Company”) has previously granted and is expected in the future to grant Giacomo Dall’Aglio (“Recipient”) awards under the Company’s 2019 Equity Incentive Plan (the “EIP”);

WHEREAS, all capitalized terms not otherwise defined herein shall be as defined in the EIP;

WHEREAS, the EIP in Section 7 provides that except as otherwise provided in an Award, in the event of a Covered Transaction in which there is an acquiring or surviving entity, (a) if an Award is not assumed by the acquiror or survivor in connection with a Covered Transaction or there is otherwise not a substitution of a new Award for the existing Award, the exercisability of the Award shall accelerate if the Award requires exercise and the delivery of shares shall accelerate for such Awards that are of Stock Units (including Restricted Stock Units), and the Award will terminate upon the consummation of the Covered Transaction, and (b) otherwise there shall be either an assumption or substitution of a new Award by the acquiror or survivor or an affiliate of the acquiror or survivor, but no provision for acceleration of the exercisability or delivery of shares; and

WHEREAS, the Administrator of the EIP would like to offer Recipient alternative vesting acceleration under the Awards previously granted or to be granted as described below.

THEREFORE, THE COMPANY AND RECIPIENT AGREE AS FOLLOWS:

1. Notwithstanding any existing provisions of the EIP or the notice of grant of an Award to the contrary, in the event of a Covered Transaction in which the Award (the “Original Award”) is assumed or substituted for with an equivalent Award by the successor corporation or a parent or subsidiary of such successor corporation, and Recipient’s employment is involuntarily terminated without Cause or the Recipient terminates employment for Good Reason within the twelve (12) months following the Covered Transaction, then 100% of the remaining unvested Award shall become vested and immediately exercisable for the duration of the exercise period otherwise applicable to such Original Award prior to the assumption or substitution under the EIP or notice of grant of the Award if the Award requires exercise, and 100% of the remaining undelivered shares shall be delivered for such Awards that are of Stock Units (including Restricted Stock Units).

2. For the purposes of this Amendment of Awards (the “Amendment”),

(a) “Cause” shall be limited to: (i) the Recipient’s indictment, charge or conviction of, or plea of nolo contendere to, (A) a felony or (B) any other crime involving fraud or material financial dishonesty or (C) any other crime involving moral turpitude that might be reasonably expected to, or does, materially adversely affect the Company or any of its Affiliates, whether that effect is to economics, to reputation or otherwise; (ii) the Recipient’s gross negligence or willful misconduct with regard to the Company or any of its Affiliates, which has a material adverse impact on Company or any of its Affiliates, whether economic or to reputation or otherwise; (iii) Recipient’s refusal or willful failure to substantially perform his or her duties or to follow a material lawful written directive of the CEO or the Board within the scope of the Recipient’s duties hereunder which refusal or failure remains uncured or continues thirty (30) days after written notice from the CEO or the Board which references the potential for a “for Cause” termination and specifies in reasonable detail the nature of the refusal or willful failure which must be cured; (iv) Recipient’s theft, fraud or any material act of financial dishonesty related to the Company or any of its Affiliates; (v) the failure by the Recipient to disclose any legal impediments to his or her employment by the Company or his or her breach of any of his or her obligations to a former employer in connection with his or her employment by the Company (e.g., his or her disclosure or use of proprietary confidential information of a former employer on behalf of the Company without such former employer’s consent); provided that Recipient has been provided with written notification of any of such failure or breach and has been given five (5) days to present any mitigating, corrective or clarifying information to the CEO or the Board; (vi) the Recipient’s breach or violation of those provisions of his or her agreement with the Company setting forth the Recipient’s obligations with respect to confidentiality, non-competition and non-solicitation; or (vii) the Recipient’s breach of any other material provision of his or her employment agreement unless corrected by the Recipient within thirty (30) days of the Company’s written notification to the Recipient of such breach.

(b) “Good Reason” shall mean the occurrence of any one or more of the following events without the Recipient’s consent: (i) a material breach of the Recipient’s employment agreement by the Company; (ii) a material diminution of the Recipient’s title or a material adverse change in the Recipient’s significant duties, authority or responsibilities, taken as a whole, effectively constitutes a demotion; (iii) any reduction in (except to the extent all executives receive a proportional decrease) or failure to pay the Recipient’s base salary; or (iv) a material change in the geographic location at which Recipient must perform services to the Company, including, but not limited to, a relocation of Recipient’s primary place of employment outside of New York, NY and Milan, Italy, except for travel, and visits to Company offices and facilities worldwide, reasonably required to attend to the Company’s business.

3. By virtue of this Amendment of Awards, the acceleration provided for in Section 1 shall apply both to Awards previously granted by the Company, and to Awards to be granted in the future to Recipient, regardless whether the notice of grant of such future Awards specifically provides for such acceleration.

4. Recipient acknowledges that he or she has reviewed this Amendment, the notice of grant of Award and the EIP in full.

5. This Amendment shall be effective as of such date as both the Company and Recipient have signed it.

6. Recipient represents and warrants that he or she has full power to enter into this Amendment.

7. This Amendment, the notice of grant of Award (and any documents incorporated therein or attached thereto) and the EIP constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior understandings and agreements of the Company and Recipient with respect to the subject matter hereof (including the employment agreement between the Company and Recipient), and may not be modified except by means of a writing signed by the Company and Recipient. Nothing in this Amendment (except as expressly provided herein) is intended to confer any rights or remedies on any persons other than the parties. Should any provision of this Amendment be determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

8. This Amendment shall be binding upon the Company and Recipient as well as the successors and assigns (if any) of the Company and Recipient.

[SIGNATURE PAGE FOLLOWS]

The parties have executed this Amendment of Awards as of March 13, 2020.

COMPANY:

KALEYRA, INC.

By:	/s/ Dario Calogero
Dario Calogero

Title:	Chief Executive Officer

RECIPIENT:

Giacomo Dall’Aglio

/s/ Giacomo Dall’Aglio
(Signature)